Exhibit 3.1

CERTIFICATE OF MERGER

OF

RJS SUB LLC

(a New York limited liability company)

INTO

FOOT LOCKER, INC.

(a New York corporation)

UNDER SECTION 904-A OF THE BUSINESS CORPORATION LAW

The undersigned, Edward W. Stack, the Executive Chairman of DICK’S Sporting Goods, Inc., the sole member of RJS Sub LLC, a New York limited liability company, and Erin Conway, the Vice President, Deputy General Counsel & Corporate Secretary of Foot Locker, Inc., a New York corporation, hereby certify:

1.            The name and jurisdiction of formation or organization of each constituent entity that is to merge is:

ENTITY NAME	FORMATION JURISDICTION
RJS Sub LLC	New York
Foot Locker, Inc. (originally formed as “Woolworth Corporation”)	New York

2.            The Articles of Organization of RJS Sub LLC (“Merger Sub”) were filed with the Department of State of the State of New York on May 14, 2025.

3.            The Certificate of Incorporation of Foot Locker, Inc. was filed with the Department of State of the State of New York on April 7, 1989 under the name of Woolworth Corporation.

4.            The Agreement and Plan of Merger setting forth the terms and conditions of the merger (the “Agreement and Plan of Merger”) has been approved and executed by each constituent entity that is to merge.

5.            The name of the domestic corporation which is to be the surviving corporation is Foot Locker, Inc. (the “Surviving Corporation”).

6.            Upon completion of the merger, the Certificate of Incorporation of the Surviving Corporation shall be amended to change the county in which the office of the Surviving Corporation is to be located, to reduce the aggregate number of authorized shares of common stock for the Surviving Corporation from 500,000,000 shares with a par value of $0.01 to 100 shares with a par value of $0.01, to eliminate all series and classes of preferred stock of the Surviving Corporation, to change the address for where the Secretary of State shall forward process against the Surviving Corporation, to designate a registered agent, to eliminate requirements for fixed terms for directors, limitations regarding the removal of directors, and certain reelection procedures, to eliminate procedural requirements for meetings and actions of shareholders and the Board of Directors of the Surviving Corporation, to permit shareholder action by written consent, to clarify the authority of the Board of Directors of the Surviving Corporation to adopt and amend the bylaws of the Surviving Corporation, and to eliminate all legacy provisions regarding preferred stock, business combinations, and other public company governance matters. To accomplish said amendments, the following articles of the Certificate of Incorporation of the Surviving Corporation are hereby amended as follows:

* * *

Article THIRD of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“THIRD.             The office of the Corporation is to be located in Albany County, State of New York.”

Article FOURTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“FOURTH.         The Corporation is authorized to issue one class of capital stock to be designated Common Stock.  The total number of shares of Common Stock authorized to be issued is one hundred (100) shares with a par value of $0.01 per share.”

Article FIFTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“FIFTH.              The Secretary of State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: Corporation Service Company, 80 State Street, Albany, New York 12207.”

Article SIXTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“SIXTH.             The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are Corporation Service Company, 80 State Street, Albany, New York 12207.”

Article SEVENTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“SEVENTH.       The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors. The Bylaws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot, and directors need not be shareholders of the Corporation.”

Article EIGHTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“EIGHTH.           In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.”

Article NINTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“NINTH.             Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.”

Article TENTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“TENTH.            The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.”

Article ELEVENTH of the Certificate of Incorporation of the Surviving Corporation is hereby amended to read, in its entirety, as follows:

“ELEVENTH.    No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director. except for liability if a judgment or other final adjudication adverse to such director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the New York Business Corporation law. Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

“The Corporation shall, to the fullest extent now or hereafter authorized or permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by, or in the right of, the Corporation to procure a judgment in its favor and an action by, or in the right of, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, and expenses (including attorneys’ fees, costs and charges) incurred as a result of such action, suit or proceeding, or appeal therein. The Corporation may indemnify any person (including a person entitled to indemnification pursuant to the previous sentence) to whom the Corporation is permitted to provide indemnification or the advancement of expenses to the fullest extent now or hereafter permitted by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law, or any other law, or other rights created by (A) a resolution of shareholders, (B) a resolution of directors, or (C) an agreement providing for such indemnification. it being expressly intended that this Article XI authorizes the creation of other rights in any such manner. The rights to indemnification set forth in this Article XI shall not be exclusive of any other rights to which any person may now or hereafter be entitled under any statute, provision of this Certificate of Incorporation, bylaws, agreement, contract, resolution, vote of shareholders or otherwise.

“Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”

* * *

7.            The merger shall have an effective date of September 8, 2025.

8.            The merger is permitted by the jurisdiction of incorporation or organization of each constituent entity that is to merge and is in compliance therewith.

9.            The Agreement and Plan of Merger is on file at the Surviving Corporation’s place of business located at 330 West 34th Street, New York, New York 10001.

[Signature Page Follows]

FOOT LOCKER, INC.,
Surviving Corporation

By:	/s/ Erin Conway
	Name:	Erin Conway
	Title:	Vice President, Deputy General Counsel & Corporate Secretary

[Signature Page to NY Certificate of Merger of Foot Locker, Inc.
and RJS Sub LLC]

RJS SUB LLC

By: DICK’S Sporting Goods, Inc., a Delaware corporation, its sole member

By:	/s/ Edward W. Stack
	Name:	Edward W. Stack
	Title:	Executive Chairman

[Signature Page to NY Certificate of Merger of Foot Locker, Inc.
and RJS Sub LLC]